Exhibit 10.19

AGREEMENT

Party A: Suhua Zhang
ID Number: P479624(5)
Address: Room 2303, Luyi Building, Dong Yong Yi East Village, New Territories, Hong Kong

Party B: Xinjiang Chen
ID Number: H430684(A)
Address: Room 616, Building 6, Zhuo Hua, Xinhua Village, Chai Wan, Hong Kong

Party C: Keyan Yan
ID Number: 340825197206111314
Address: Room 408, Building 1, Yan Yang Chi West Road No. 4-52, Shi Shi City, Fujian Province

Whereas:

1. WAH YING INTERNATIONAL INVESTMENT INC. (“Wah Ying”) is a limited liability company established in British Virgin Islands. Wah Ying was incorporated on July 8, 2008 with corporate number, 1492249 and the address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. The registered capital is US$10,000. There are 10,000 outstanding shares with US$ 1.00 per share;

2. Party A and Party B hold 100% of the outstanding shares of Wah Ying. Party A holds 30% of the outstanding shares of Wah Ying, 3,000 shares in total. Party B holds 70% of the outstanding shares of Wah Ying, 7,000 shares in total;

3. Party C is the beneficial owner of the outstanding shares of Roller Rome Limited. Roller Rome Limited is a limited liability company established in British Virgin Islands. Its address is Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands;

4. Party C has agreed to sell 100% of the outstanding shares of Roller Rome Limited to Party A and Party B. In order to protect the rights and benefits of Party C within Roller Rome Limited, Party A and Party B agreed to enter into this agreement.

Based on equality and voluntariness, Party A, Party B and Party C, after full consultation, enter into this agreement to guarantee Party C’s rights and benefits.

I.	MisollenousPurchase Rights of Shares.

Party A and Party B agree to grant the purchase rights to Party C to purchase 100% of the outstanding shares and corresponding rights of Wah Ying as jointly held by both Party A and Party B at the price equal to the market price of the shares of Wah Ying at the time of purchase. Party C shall require enforcing the rights in writing. After receiving the written request, Party A, Party B and Party C shall cooperate to complete the purchase in a timely fashion. Party A, Party B and Party C shall bear their own costs for the purchase. If Wah Ying or the holding company of Wah Ying get listed on the OTCBB (Over the Counter Bulletin Board)/or on another exchange/or go public through a shell company, or any listed company hold all the outstanding shares of Wah Ying, the purchase rights shall be canceled automatically.

III.	Dividends and Bonuses.

Party A and Party B agree that Party C has the rights to collect dividends and/or bonuses from Wah Ying taking the place of and/or on behalf of Party A or Party B. Party A and Party B authorize Party C to substitute and/ or to represent Party A and Party B to collect dividends and/or bonuses from Wah Ying. Party A and Party B agree to complete the formalities and documents (including but not limited to registration formalities) based on the requirements of Party C. If Wah Ying or the holding company of Wah Ying get listed on the OTCBB (Over the Counter Bulletin Board)/or on another exchange/or go public through a shell company, or any listed company hold all the outstanding shares of Wah Ying, Party C has no rights to substitute and/re to represent Party A and Party B to collect dividends and/or bonuses from Wah Ying from thereon.

IV.	Appointment and Removal of Director and/or Legal Representative.

Party A and Party B agree to appoint the candidate nominated by Party C to be the director and/or legal representative of Wah Ying. Party A and Party B agree to remove the director and/or legal representative of Wah Ying as required by Party C. If Wah Ying or the holding company of Wah Ying listed on the OTCBB (Over the Counter Bulletin Board)/or on another exchange/or go public through a shell company, or any listed company hold all the outstanding shares of Wah Ying, Party C shall not have the rights to appoint or remove the director and/or legal representative from thereon.

V.	Acknowledgement, Representations and Warranties.

5.1 Party A and Party B undertake that they are the beneficial owners holding 30% and 70% of the shares of Wah Ying respectively, and no pledge, guarantee or any other liens or third party claims attached to the shares. The transferor shall bear all the economic and legal liabilities for the consequences of violating this clause.

5.2 Party A and Party B waive and agree to cause the waiver of any limitation provided under the articles of association of Wah Ying with regard to the shares of Wah Ying, including rights of first refusal.

5.3 Party A and Party B undertake that all the governmental approvals, consents, registrations, filings and other actions have been obtained or achieved for the enforcement of this agreement.

5.4 Party A and Party B undertake that they have the capabilities and qualifications to fulfill the obligations under this agreement and have the rights to enter into this agreement with the capabilities to bear civil liabilities independently.

VI.	Modification and Termination of the Agreement.

6.1 Modification of the agreement shall be mutually consulted by the parties with written modification agreement. If the parties cannot reach an agreement after consultation, this agreement shall continue to be valid.

6.2 The agreement may be terminated by mutual agreement by the parties.

VII.	Dispute resolution.

7.1 Hong Kong law shall apply for the agreement, relevant interpretations and dispute raised under the agreement.

7.2 Any dispute caused by enforcement of the agreement or related to the agreement shall be resolved based on mutual consultation. If the parties cannot reach consensus after consultation, any party may file law suit before Hong Kong court.

VIII.	Formation, Effectiveness of the Agreement

The agreement is formed upon execution of Party A, Party B and Party C by signatures and official stamps.

IX.	Misollenous

	1.	In the agreement

		(1)	Affiliated company refers to:

			(a)	If any company

(i) controls the formation of the board of another company; or

(ii) controls the majority voting rights of another company; or

(iii) holds the majority of the outstanding shares or registered capital of another company; or

			(b)	a company is an affiliated company of another company and the company is an affiliated company of some other company.

	2.	The agreement shall be executed in 3 counterparts and Party A, Party B and Party C each holds one counterpart.

Date: November 16, 2009
Party A: Suhua Zhang
/s/ Suhua Zhang

Party B: Xinjiang Chen
/s/ Xinjiang Cheng

\Party C: Keyan Yan
/s/ Keyan Yan